SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                Packaged Ice, Inc.
                    -------------------------------------------
                                 (Name of Issuer)


                                  Common Stock
                    -------------------------------------------
                          (Title of Class of Securities)


                                   695148106
                         -------------------------------
                                 (CUSIP Number)


                                 March 31, 1999
             -----------------------------------------------------
------
               (Date of Event Which Requires Filing of this
Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

CUSIP No. 695148106

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1    NAME OF REPORTING PERSON: BankAmerica Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 560906609

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                  (b) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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Number of shares beneficially owned by each reporting person with:

5    Sole Voting Power: 0

6    Shared Voting Power: 1,525,584

7    Sole Dispositive Power: 0

8    Shared Dispositive Power: 1,974,409

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,974,409
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES [ ]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 11.0%

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12   TYPE OF REPORTING PERSON: HC

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PAGE 2 of 10

CUSIP No. 695148106

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1    NAME OF REPORTING PERSON: NB Holdings Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                  (b) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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-------------

Number of shares beneficially owned by each reporting person with:

5    Sole Voting Power: 0

6    Shared Voting Power: 1,525,584

7    Sole Dispositive Power: 0

8    Shared Dispositive Power: 1,974,409

------------------------------------------------------------------
-------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,974,409
------------------------------------------------------------------
-------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES [ ]

------------------------------------------------------------------
-------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 11.0%

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12   TYPE OF REPORTING PERSON: HC

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PAGE 3 OF 10

CUSIP No. 695148106

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1    NAME OF REPORTING PERSON: NationsBanc Montgomery Holdings
Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                  (b) [ ]
------------------------------------------------------------------
-------------

3    SEC USE ONLY

------------------------------------------------------------------
-------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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-------------

Number of shares beneficially owned by each reporting person with:

5    Sole Voting Power: 0

6    Shared Voting Power: 1,525,584

7    Sole Dispositive Power: 0

8    Shared Dispositive Power: 1,972,409

------------------------------------------------------------------
-------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,972,409
------------------------------------------------------------------
-------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES [ ]

------------------------------------------------------------------
-------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 11.0%

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-------------

12   TYPE OF REPORTING PERSON: HC

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PAGE 4 OF 10

CUSIP No. 695148106

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1    NAME OF REPORTING PERSON: NationsBanc Montgomery Securities
LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) [ ]
(b) [ ]

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-------------

3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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-------------

Number of shares beneficially owned by each reporting person with:

5    Sole Voting Power: 1,525,584

6    Shared Voting Power: 0

7    Sole Dispositive Power: 1,972,409

8    Shared Dispositive Power: 0

------------------------------------------------------------------
-------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,972,409
------------------------------------------------------------------
-------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES [ ]

------------------------------------------------------------------
-------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 11.0%

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12   TYPE OF REPORTING PERSON: BD

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PAGE 5 OF 10

CUSIP No. 695148106

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1    NAME OF REPORTING PERSON: NationsBank N.A.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

------------------------------------------------------------------
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) [ ]
(b) [ ]

------------------------------------------------------------------
-------------

3     SEC USE ONLY

------------------------------------------------------------------
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4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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-------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5    SOLE VOTING POWER: 0

6    SHARED VOTING POWER: 0

7    SOLE DISPOSITIVE POWER: 2,000

8    SHARED DISPOSITIVE POWER: 0

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,000
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES [ ]

------------------------------------------------------------------
-------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 0.0%

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12   TYPE OF REPORTING PERSON: BK

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PAGE 6 OF 10

Item 1  (a) NAME OF ISSUER:

            Packaged Ice, Inc.

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            8572 Katy Freeway, Suite 101
            Houston, TX 77024

Item 2  (a) NAMES OF PERSONS FILING:

            BankAmerica Corporation (BAC)
            NationsBanc Montgomery Holdings Corporation (NMHC)
            NationsBanc Montgomery Securities LLC (NMS)
            NationsBank N.A. (NBNA)
            NB Holdings Corporation (NBHC)

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            Bank of America Corporate Center
            100 North Tryon Street
            Charlotte, NC 28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:  Common Stock

        (e) CUSIP NUMBER: 695148106

ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR
13d-2(b)OR         (c), CHECK WHETHER THE PERSON FILING IS A:

       (g) [x]   A parent holding company or control person in
accordance
               with (S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G applicable to each such person (pp. 2-6), which are incorporated herein by reference.


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
WHICH ACQUIRED    THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY:

NationsBanc Montgomery Holdings Corporation - 3(g) - Parent
Holding Company

NationsBanc Montgomery Securities LLC - 3(a) Broker-Dealer

NationsBank N.A. - 3(b) Bank

NB Holdings Corporation - 3(g) - Parent Holding Company


ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

Not Applicable.


ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

ITEM 10     CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: April 9, 1999

BankAmerica Corporation
NationsBanc Montgomery Holdings Corporation
NationsBanc Montgomery Securities LLC
NationsBank N.A.
NB Holdings Corporation




BY: /s/ PETER J. BROWN


Peter J. Brown
Vice President
corporate Compliance




















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

                                   EXHIBIT A
                             JOINT FILING AGREEMENT


The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


DATE: April 9, 1999


BankAmerica Corporation
NationsBanc Montgomery Holdings Corporation
NationsBanc Montgomery Securities LLC
NationsBank N.A.
NB Holdings Corporation


BY: /s/ PETER J. BROWN


Peter J. Brown
Vice President
Corporate Compliance























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